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                                                                    Exhibit 12-A

                        Atlantic City Electric Company

                      Ratio of Earnings to Fixed Charges
                            (Dollars in Thousands)
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


                                         12 Months
                                           Ended                           Year Ended December 31,
                                          June 30,      ----------------------------------------------------------------
                                            2001           2000          1999         1998           1997         1996
                                          --------      --------      --------      --------      --------      --------
Income before extraordinary item          $ 71,377      $ 54,434      $ 63,930      $ 30,276      $ 85,747      $ 75,017
                                          --------      --------      --------      --------      --------      --------
Income taxes                                56,517        36,746        49,326        18,178        50,442        36,958
                                          --------      --------      --------      --------      --------      --------
Fixed charges:

  Interest on long-term debt
    including amortization of
    discount, premium and
    expense                                 69,611        76,178        60,562        63,940        64,501        64,847
  Other interest                             4,149         4,518         3,837         3,435         3,574         4,019
  Preferred dividend require-
    ments of subsidiary
    trusts                                   7,619         7,619         7,634         6,052         5,775         1,428
                                          --------      --------      --------      --------      --------      --------
    Total fixed charges                     81,379        88,315        72,033        73,427        73,850        70,294
                                          --------      --------      --------      --------      --------      --------

Earnings before extraordinary
  item, income taxes and
  fixed charges                           $209,273      $179,495      $185,289      $121,881      $210,039      $182,269
                                          ========      ========      ========      ========      ========      ========
Ratio of earnings to fixed charges            2.57          2.03          2.57          1.66          2.84         2.59

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For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of subsidiary trusts, and the estimated interest component of rentals.